________________________________________________________________________________
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 SCHEDULE 13E-3


                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)
                               (AMENDMENT NO. 2)

                            ------------------------

                               GEICO CORPORATION
                              (NAME OF THE ISSUER)

                            BERKSHIRE HATHAWAY INC.
                                   HPKF INC.
                               GEICO CORPORATION
                      (NAME OF PERSON(S) FILING STATEMENT)
                            ------------------------

                         COMMON STOCK, $1.00 PAR VALUE
                         (TITLE OF CLASS OF SECURITIES)

                                   36158210 9
                     (CUSIP NUMBER OF CLASS OF SECURITIES)

                         MARC D. HAMBURG                                                 ROSALIND ANN PHILLIPS
                     BERKSHIRE HATHAWAY INC.                                               GEICO CORPORATION
                        1440 KIEWIT PLAZA                                                   ONE GEICO PLAZA
                         OMAHA, NE 68131                                                 WASHINGTON, DC 20076
                         (402) 346-1400                                                     (301) 986-3000
                                    (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
                            RECEIVE NOTICES AND COMMUNICATIONS ON BEHALF OF PERSON(S) FILING STATEMENT)

                            ------------------------

                                                             COPIES TO:
                                                                                        ROBERT A. KINDLER, ESQ.
                       JOHN B. FRANK, ESQ.                                              CRAVATH, SWAINE & MOORE
                     MUNGER, TOLLES & OLSON                                                 WORLDWIDE PLAZA
                     355 SOUTH GRAND AVENUE                                                825 EIGHTH AVENUE
                      LOS ANGELES, CA 90071                                               NEW YORK, NY 10019
                         (213) 683-9100                                                     (212) 474-1000

                            ------------------------

This statement is filed in connection with (check the appropriate box):

     a. [x] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C, or Rule 13e-3(c) under the Securities Exchange Act of 1934.

     b. [ ] The filing of a registration statement under the Securities Act of 1933.

     c. [ ] A tender offer


     d. [ ] None of the above
            Check  the following  box if the soliciting materials or information
            statement  referred  to  in   checking  box   (a)  are   preliminary
            copies. [ ]

                            ------------------------

                           CALCULATION OF FILING FEE
-----------------------------------------------------------------------------------
             TRANSACTION VALUATION                     AMOUNT OF FILING FEE
-----------------------------------------------------------------------------------
                $2,329,042,310*                             $465,808.46
-----------------------------------------------------------------------------------

 * For purposes of calculation of fee only. This amount assumes the purchase of 33,272,033 shares of Common Stock, par value $1.00 per share, of GEICO Corporation at $70 net in cash per share. The amount of the filing fee calculated in accordance with Rule 0-11 equals 1/50 of 1% of the value of the shares to be purchased.
                            ------------------------

[x] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number or the Form or Schedule and the date of its filing.

     Amount Previously
     Paid:                   $465,808.46      Filing Party:    GEICO Corporation
     Form or Registration
     No:                     Schedule 14A     Date Filed:      October 5, 1995

________________________________________________________________________________

     This Rule 13E-3 Transaction Statement (the 'Statement') relates to a proposal to approve and adopt an Agreement and Plan of Merger (the 'Merger
Agreement') dated as of August 25, 1995, among Berkshire Hathaway Inc., a Delaware corporation ('Berkshire'), HPKF Inc., a Delaware corporation ('Sub') and GEICO Corporation, a Delaware corporation (the 'Company'), and the merger of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement (the 'Merger'). This Statement is intended to satisfy the reporting requirements of Section 13(e) of the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), if and to the extent they are deemed to be applicable to this transaction. The filing of this Statement shall not be construed as an admission by the Company or Berkshire that the Company is 'controlled by' Berkshire or that Berkshire is an 'affiliate' of the Company within the meaning of Rule 13e-3 under Section 13(e) of the Exchange Act. A copy of the Merger Agreement has been filed by the Company as Appendix A to the proxy statement (the 'Proxy Statement') filed as Exhibit (d) to this Statement.

     The cross-reference sheet below is being supplied pursuant to General Instruction F to Schedule 13E-3 and shows the location in the Proxy Statement of the information required to be included in response to the items of this Statement. The information in the Proxy Statement, including all appendices hereto, is hereby expressly incorporated herein by reference and the responses to each item in this Statement are qualified in their entirety by the information contained in the Proxy Statement and such appendices. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Proxy Statement.

ITEM 1. ISSUER AND CLASS OF SECURITY SUBJECT TO THE TRANSACTION.

    (a)           The  information set forth in 'SUMMARY -- The  Parties' and 'THE COMPANY' is incorporated herein by reference.
    (b)           The information  set  forth on  the  cover page  of  the Proxy  Statement  and in  'THE  SPECIAL
                  MEETING -- Record Date and Voting' is incorporated herein by reference.
    (c)-(d)       The information set forth in 'AVAILABLE INFORMATION' and 'MARKET PRICE AND DIVIDEND INFORMATION'
                  is incorporated herein by reference.
    (e)           Not applicable.
    (f)           The  information set forth in 'CERTAIN TRANSACTIONS  IN THE COMMON STOCK' is incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND.

    (a)-(d),(g)   The information  set  forth  in  'ADDITIONAL  INFORMATION',  'SUMMARY',  'BERKSHIRE',  'SECURITY
                  OWNERSHIP  OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS' and Appendix D to the Proxy Statement is
                  incorporated herein by reference.
    (e)           Negative.
    (f)           Negative.

ITEM 3. PAST CONTACTS, TRANSACTIONS OR NEGOTIATIONS.

    (a)(1)        Not applicable.
    (a)(2)        The information set forth in 'SPECIAL FACTORS -- Background of the Transaction' is  incorporated herein by reference.
    (b)           The  information set forth in 'SPECIAL FACTORS -- Background of the Transaction' is incorporated herein by reference.

ITEM 4. TERMS OF THE TRANSACTION.

    (a)           The information set  forth in 'SUMMARY'  and 'THE  MERGER AGREEMENT' is  incorporated herein  by reference.
    (b)           The  information set forth  in 'SUMMARY', 'SPECIAL FACTORS  -- Source and  Amount of Funds', and
                  ' -- Interests of Certain Persons in the Transaction', and 'THE MERGER AGREEMENT -- The  Merger'
                  is incorporated herein by reference.

ITEM 5. PLANS OR PROPOSALS OF THE ISSUER OR AFFILIATE.

    (a)           Not applicable.
    (b)           Not applicable.
    (c)           The  information  set  forth  in  'SPECIAL  FACTORS  --  Interests  of  Certain  Persons  in the
                  Transaction', 'THE  MERGER AGREEMENT  --  The Merger'  and '  --  Employee Benefits  Plans'  and
                  'CERTAIN  EFFECTS OF  THE MERGER; OPERATIONS  OF THE  COMPANY AFTER THE  MERGER' is incorporated herein by reference.
    (d)-(g)       The information set forth in 'CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE
                  MERGER' is incorporated herein by reference.

ITEM 6. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

    (a)           The information set forth  in 'SPECIAL FACTORS --  Source and Amount of  Funds' and 'THE  MERGER
                  AGREEMENT -- The Merger' is incorporated herein by reference.
    (b)           The information set forth in 'SUMMARY -- Source and Amount of Funds', 'SPECIAL FACTORS -- Source
                  and Amount of Funds' and 'THE MERGER AGREEMENT -- Expenses' is incorporated herein by reference.
    (c)           Not applicable.
    (d)           Not applicable.

ITEM 7. PURPOSE(S), ALTERNATIVES, REASONS AND EFFECTS.

    (a)-(b)       The information set forth in 'SPECIAL FACTORS -- Purpose of the Transaction' and ' -- Background
                  of the Transaction' is incorporated herein by reference.
    (c)           The information set forth in 'SPECIAL FACTORS -- Background of the Transaction' and ' -- Reasons
                  for the Transaction' is incorporated herein by reference.
    (d)           The  information set  forth in 'SUMMARY  -- Certain Federal  Income Tax Consequences',  ' -- The
                  Merger Agreement', 'SPECIAL  FACTORS -- Certain  Federal Income Tax  Consequences', 'THE  MERGER
                  AGREEMENT -- The Merger' and 'CERTAIN EFFECTS OF THE MERGER; OPERATIONS OF THE COMPANY AFTER THE
                  MERGER' is incorporated herein by reference.

ITEM 8. FAIRNESS OF THE TRANSACTION.

    (a)           The information set forth in 'SUMMARY -- Recommendation of the Board', ' -- Interests of Certain
                  Persons in the Transaction', 'SPECIAL FACTORS -- Reasons for the Transaction' and ' -- Interests
                  of Certain Persons In the Transaction' is incorporated herein by reference.
    (b)           The   information  set  forth  in  'SUMMARY  --   Recommendation  of  the  Board'  and  'SPECIAL
                  FACTORS -- Reasons for the Transaction' are incorporated herein by reference.
    (c)           The information set  forth in 'SUMMARY  -- The Special  Meeting', 'THE SPECIAL  MEETING --  Vote
                  Required; Revocability of Proxies' is incorporated herein by reference.
    (d)           The information set forth in 'SPECIAL FACTORS -- Background of the Transaction' and ' -- Reasons
                  for the Transaction' is incorporated herein by reference.
    (e)           The   information  set  forth  in  'SUMMARY  --   Recommendation  of  the  Board'  and  'SPECIAL
                  FACTORS -- Background of the Transaction' and ' -- Reasons for the Transaction' is  incorporated herein by reference.
    (f)           Not applicable.

ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.

    (a)-(b)       The   information  set  forth  in  'SUMMARY  --  Opinion  of  Financial  Advisor'  and  'SPECIAL
                  FACTORS -- Background of the Transaction', ' -- Reasons for the Transaction' and ' -- Opinion of
                  Financial Advisor' is incorporated herein by reference.
    (c)           The information set forth in 'SPECIAL FACTORS  -- Opinion of Financial Advisor' is  incorporated herein by reference.

ITEM 10. INTEREST IN SECURITIES OF THE ISSUER.

    (a)-(b)       The  information set forth  in 'SUMMARY --  The Parties', 'SECURITY  OWNERSHIP OF MANAGEMENT AND
                  CERTAIN BENEFICIAL OWNERS', 'CERTAIN  TRANSACTIONS IN THE  COMMON STOCK' and  Appendix D to  the
                  Proxy Statement is incorporated herein by reference.

ITEM 11. CONTRACTS, ARRANGEMENTS OR UNDERSTANDINGS WITH RESPECT TO THE ISSUER'S SECURITIES.

                  The  information  set  forth  in  'SUMMARY  --  The  Berkshire  Proxy  Agreement'  and  'SPECIAL
                  FACTORS -- Background of the Transaction' is incorporated herein by reference.

ITEM 12. PRESENT INTENTION AND RECOMMENDATIONS OF CERTAIN PERSONS WITH REGARD TO THE TRANSACTION.

    (a)           The  information  set forth  in  'SUMMARY --  The  Special Meeting',  '  -- The  Berkshire Proxy
                  Agreement', '  -- Security  Ownership of  Management  and Certain  Beneficial Owners'  and  'THE
                  SPECIAL MEETING -- Vote Required; Revocability of Proxies' is incorporated herein by reference.
    (b)           The   information  set  forth  in  'SUMMARY  --   Recommendation  of  the  Board'  and  'SPECIAL
                  FACTORS -- Reasons for the Transaction' is incorporated herein by reference.

ITEM 13. OTHER PROVISIONS OF THE TRANSACTION.

    (a)           The information set forth in 'SUMMARY -- Appraisal Rights' and 'THE SPECIAL MEETING -- Appraisal
                  Rights' is incorporated herein by reference.
    (b)           Not applicable.
    (c)           Not applicable.

ITEM 14. FINANCIAL INFORMATION.

    (a)           The information  set forth  in the  Company's Annual  Report on  Form 10-K  for the  year  ended
                  December 31, 1994 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June
                  30, 1995 and September 30, 1995 is incorporated herein by reference.
    (b)           Not applicable.

ITEM 15. PERSONS AND ASSETS EMPLOYED, RETAINED OR UTILIZED.

    (a)-(b)       The   information  set  forth  in  'SUMMARY  --   Solicitation  of  Proxies'  and  'THE  SPECIAL
                  MEETING -- Solicitation of Proxies' is incorporated herein by reference.

ITEM 16. ADDITIONAL INFORMATION.

                  The information set  forth in the  Proxy Statement  and the Appendices  thereto is  incorporated herein by reference.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.

    (a)           Not applicable.
    (b)(1)        Fairness  opinion of Morgan Stanley (incorporated herein by reference to Appendix B to the Proxy
                  Statement).
    (b)(2)        Fairness opinion material prepared by Morgan Stanley.*
    (c)(1)        Berkshire Proxy Agreement.*
    (c)(2)        Merger Agreement (incorporated herein by reference to Appendix A to the Proxy Statement).
    (d)           Proxy Statement and related  Notice of Special  Meeting, letter to  stockholders and proxy  card
                  (incorporated  herein by  reference to the  Proxy Statement  and related materials  filed by the
                  Company on Schedule 14A).
    (e)           Full text of Section  262 of the  DGCL (incorporated herein  by reference to  Appendix C to  the
                  Proxy Statement).
    (f)           Not applicable.

------------

*  Previously filed.

                                   SIGNATURE

     After due inquiry and to the best of its knowledge and belief, each of the undersigned certify that the information set forth in this statement is true, complete and correct.

                                          BERKSHIRE HATHAWAY INC.


Date: November 20, 1995                   By         /s/ MARC D. HAMBURG
                                             ...................................
                                                        (SIGNATURE)


                                              Marc D. Hamburg, Vice President,
                                                Chief Financial Officer and
                                                        Treasurer
                                                      (NAME AND TITLE)

                                          HPKF INC.


Date: November 20, 1995                   By         /s/ MARC D. HAMBURG
                                             ...................................
                                                        (SIGNATURE)


                                             Marc D. Hamburg, Vice President
                                                     (NAME AND TITLE)

                                          GEICO CORPORATION


Date: November 20, 1995                   By       /s/ W. ALVON SPARKS, JR.
                                             ...................................
                                                        (SIGNATURE)


                                               Executive Vice President and
                                                 Chief Financial Officer
                                                     (NAME AND TITLE)

                                 EXHIBIT INDEX

EXHIBIT NO.
-------------------------------------------------------------------------------------------------------
(a)      Not applicable
(b)(1)   Fairness  opinion of  Morgan Stanley (incorporated  herein by  reference to Appendix  B to the
         Proxy Statement).
(b)(2)   Fairness opinion material prepared by Morgan Stanley.*
(c)(1)   Berkshire Proxy Agreement.*
(c)(2)   Merger Agreement (incorporated herein by reference to Appendix A to the Proxy Statement).
(d)      Proxy Statement and related Notice of Special  Meeting, letter to stockholders and proxy  card
         (incorporated  herein by reference to  the Proxy Statement and  related materials filed by the
         Company on Schedule 14A).
(e)      Full text of Section 262 of  the DGCL (incorporated herein by  reference to Appendix C to  the
         Proxy Statement).
(f)      Not applicable.

------------

*  Previously filed.